CONFORMED EXECUTION COPY


               AMENDED AND RESTATED CREDIT AGREEMENT


                                among


                        ARROW ELECTRONICS, INC.,


                           The Several Banks
                    from Time to Time Parties Hereto,


                      BANKERS TRUST COMPANY

                               and

                          CHEMICAL BANK,

                            as Agents




                   Dated as of January 28, 1994





                    TABLE OF CONTENTS
                                                  Page


SECTION 1.  DEFINITIONS . . . . . . . . . . . . . .   3
     1.1  Defined Terms . . . . . . . . . . . . . .   3
     1.2  Other Definitional Provisions . . . . . .  20
     1.3. Accounting Determinations . . . . . . . .  21

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS . . . .  21
     2.1  Revolving Credit Commitments. . . . . . .  21
     2.2  Revolving Credit Notes. . . . . . . . . .  21
     2.3  Procedure for Revolving Credit
          Borrowing . . . . . . . . . . . . . . . .  22
     2.4  Swing Line Loans. . . . . . . . . . . . .  23
     2.5  Swing Line Notes. . . . . . . . . . . . .  23
     2.6  Procedure for Swing Line Borrowing. . . .  23
     2.7  Allocating Swing Line Loans; Swing Line
          Loan Participations . . . . . . . . . . .  24
     2.8  Commitment Fee. . . . . . . . . . . . . .  25
     2.9  Termination or Reduction of Commitments .  26
     2.10  Optional Prepayments . . . . . . . . . .  26
     2.11  Conversion and Continuation Options. . .  27
     2.12  Minimum Amounts and Number of Tranches .  27
     2.13  Interest Rates and Payment Dates . . . .  28
     2.14  Computation of Interest and Fees . . . .  28
     2.15  Inability to Determine Interest Rate . .  29
     2.16  Pro Rata Treatment and Payments. . . . .  29
     2.17  Illegality . . . . . . . . . . . . . . .  30
     2.18  Requirements of Law. . . . . . . . . . .  31
     2.19  Taxes. . . . . . . . . . . . . . . . . .  32
     2.20  Company's Options upon Claims for
           Increased Costs and Taxes. . . . . . . .  34
     2.21  Indemnity. . . . . . . . . . . . . . . .  35
     2.22  Determinations . . . . . . . . . . . . .  36
     2.23  Change of Lending Office . . . . . . . .  36

SECTION 3.  LETTERS OF CREDIT . . . . . . . . . . .  36
     3.1  L/C Commitment. . . . . . . . . . . . . .  36
     3.2  Procedure for Issuance of Letters of
          Credit. . . . . . . . . . . . . . . . . .  37
     3.3  Fees, Commissions and Other Charges.. . .  37
     3.4  L/C Participations. . . . . . . . . . . .  38
     3.5  Reimbursement Obligation of the
          Company.. . . . . . . . . . . . . . . . .  39
     3.6  Obligations Absolute. . . . . . . . . . .  40
     3.7  Letter of Credit Payments.. . . . . . . .  40
     3.8  Application.. . . . . . . . . . . . . . .  40

SECTION 4.  REPRESENTATIONS AND WARRANTIES. . . . .  41
     4.1  Financial Condition . . . . . . . . . . .  41
     4.2  No Change . . . . . . . . . . . . . . . .  42
     4.3  Corporate Existence; Compliance with
          Law . . . . . . . . . . . . . . . . . . .  42
     4.4  Corporate Power; Authorization;
          Enforceable Obligations . . . . . . . . .  42
     4.5  No Legal Bar. . . . . . . . . . . . . . .  43
     4.6  No Material Litigation. . . . . . . . . .  43
     4.7  No Default. . . . . . . . . . . . . . . .  43
     4.8  Ownership of Property; Liens. . . . . . .  43
     4.9  Intellectual Property . . . . . . . . . .  43
     4.10  No Burdensome Restrictions . . . . . . .  44
     4.11  Taxes. . . . . . . . . . . . . . . . . .  44
     4.12  Federal Regulations. . . . . . . . . . .  44
     4.13  ERISA. . . . . . . . . . . . . . . . . .  44
     4.14  Investment Company Act; Other
           Regulations. . . . . . . . . . . . . . .  45
     4.15  Subsidiaries . . . . . . . . . . . . . .  46
     4.16  Existing Indebtedness. . . . . . . . . .  46
     4.17  Accuracy and Completeness of
           Information. . . . . . . . . . . . . . .  46
     4.18  Purpose of Loans . . . . . . . . . . . .  47
     4.19  Senior Indebtedness. . . . . . . . . . .  47
     4.20  Environmental Matters. . . . . . . . . .  47

SECTION 5.  CONDITIONS PRECEDENT. . . . . . . . . .  48
     5.1  Conditions to Closing Date. . . . . . . .  48
     5.2  Conditions to Each Extension of Credit. .  51

SECTION 6.  AFFIRMATIVE COVENANTS . . . . . . . . .  52
     6.1  Financial Statements. . . . . . . . . . .  52
     6.2  Certificates; Other Information . . . . .  54
     6.3  Payment of Obligations. . . . . . . . . .  55
     6.4  Conduct of Business and Maintenance of
          Existence . . . . . . . . . . . . . . . .  55
     6.5  Maintenance of Property; Insurance. . . .  55
     6.6  Inspection of Property; Books and
          Records; Discussions. . . . . . . . . . .  56
     6.7  Notices . . . . . . . . . . . . . . . . .  56
     6.8  Environmental Laws. . . . . . . . . . . .  57
     6.9  Additional Subsidiary Guarantees. . . . .  57

SECTION 7.  NEGATIVE COVENANTS. . . . . . . . . . .  58
     7.1  Financial Condition Covenants . . . . . .  58
     7.2  Limitation on Indebtedness of Domestic
          Subsidiaries. . . . . . . . . . . . . . .  58
     7.3  Limitation on Liens . . . . . . . . . . .  58
     7.4  Limitation on Fundamental Changes . . . .  59
     7.5  Limitation on Restricted Payments . . . .  59
     7.6  Limitation on Negative Pledge Clauses . .  60
     7.7  Limitation on Optional Payments;
          Modifications of Debt Instruments . . . .  60

SECTION 8.  EVENTS OF DEFAULT . . . . . . . . . . .  61

SECTION 9.  THE ADMINISTRATIVE AGENT; THE AGENTS
            AND THE COLLATERAL AGENT. . . . . . . .  64
     9.1  Appointment . . . . . . . . . . . . . . .  64
     9.2  Delegation of Duties. . . . . . . . . . .  64
     9.3  Exculpatory Provisions. . . . . . . . . .  64
     9.4  Reliance by Administrative Agent. . . . .  65
     9.5  Notice of Default . . . . . . . . . . . .  65
     9.6  Non-Reliance on Administrative Agent and
          Other Banks . . . . . . . . . . . . . . .  66
     9.7  Indemnification . . . . . . . . . . . . .  66
     9.8  Administrative Agent in Its Individual
          Capacity. . . . . . . . . . . . . . . . .  67
     9.9  Successor Administrative Agent. . . . . .  67
     9.10  The Agents; The Collateral Agent . . . .  68

SECTION 10.  MISCELLANEOUS. . . . . . . . . . . . .  68
     10.1  Amendments and Waivers . . . . . . . . .  68
     10.2  Notices. . . . . . . . . . . . . . . . .  69
     10.3  No Waiver; Cumulative Remedies . . . . .  69
     10.4  Survival of Representations and
           Warranties . . . . . . . . . . . . . . .  70
     10.5  Payment of Expenses and Taxes. . . . . .  70
     10.6  Successors and Assigns; Participations
           and Assignments. . . . . . . . . . . . .  71
     10.7  Adjustments; Set-off . . . . . . . . . .  75
     10.8  Counterparts . . . . . . . . . . . . . .  76
     10.9  Severability . . . . . . . . . . . . . .  76
     10.10  Integration . . . . . . . . . . . . . .  76
     10.11  GOVERNING LAW . . . . . . . . . . . . .  76
     10.12  Submission To Jurisdiction; Waivers . .  76
     10.13  Acknowledgements. . . . . . . . . . . .  77
     10.14  WAIVERS OF JURY TRIAL . . . . . . . . .  77


SCHEDULES

I         -    Commitments
4.13      -    Excluded ERISA Arrangements
4.15      -    Subsidiaries
4.16      -    Existing Indebtedness
4.20      -    Environmental Matters

EXHIBITS

Exhibit A    -    Form of Revolving Credit Note
Exhibit B    -    Form of Swing Line Note
Exhibit C    -    Form of Consent and Confirmation
Exhibit D    -    Form of Swing Line Loan Participation
                  Certificate
Exhibit E    -    Form of Borrowing Certificate
Exhibit F-1  -    Form of Opinion of Winthrop, Stimson,
                  Putnam & Roberts
Exhibit F-2  -    Form of Opinion of Robert E. Klatell
Exhibit G    -    Form of Certificate Pursuant to
                  Subsection 6.2
Exhibit H    -    Form of Assignment and Acceptance





          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 28, 1994, among ARROW ELECTRONICS, INC., a New York corporation (the "Company"), the several banks and other financial institutions from time to time parties to this Agreement (the "Banks"), BANKERS
TRUST COMPANY, a New York corporation ("Bankers
Trust"), and CHEMICAL BANK, a New York banking corpo-ration ("Chemical"), as agents for the Banks hereunder
(in such capacity, the "Agents"), BANKERS TRUST
COMPANY, as Collateral Agent (in such capacity, the "Collateral Agent") and CHEMICAL BANK, as administra-tive agent for the Lenders hereunder (in such capacity, the "Administrative Agent").


                 W I T N E S S E T H :


          WHEREAS, the Company, several banks and other financial institutions (including certain of the Banks)
(the "Existing Banks"), Chemical, as administrative agent for the Existing Banks (in such capacity, the "Existing Administrative Agent"), the Collateral Agent and The First National Bank of Chicago, a national banking association ("FNBC"), and National Westminster
Bank USA, a New York banking corporation, as co-agents for the Existing Banks, are parties to the Credit
Agreement, dated as of September 27, 1991, (as the same has been amended, supplemented or otherwise modified through the date hereof, the "Existing Credit
Agreement");

          WHEREAS, the Collateral Agent and the Company are parties to the separate Collateral Account Agree-ments, each dated as of September 27, 1991, with each of FNBC, Chemical and Banco di Roma, New York Branch
(as each of the same has been amended, supplemented or otherwise modified through the date hereof, collective-ly, the "Existing Collateral Account Agreements");

          WHEREAS, the Company executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks a Collateral Assignment of Contracts, dated as of September 27, 1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, the "Existing Collateral Assignment");

          WHEREAS, the Company executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks a Security Agreement, dated as of September 27, 1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, the "Existing Company Security Agreement");

          WHEREAS, the Company executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks a Company Pledge Agreement, dated as of
September 27, 1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, the "Existing Company Pledge Agreement");

          WHEREAS, each of Capstone Electronics, Corp., a Delaware corporation ("Capstone"), and Arrow
Electronics International, Inc., a United States Virgin
Island Corporation ("AEI"), executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks a Guarantee, dated as of September 27,
1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, collective-ly, the "Existing Subsidiary Guarantees");

          WHEREAS, each of Capstone and AEI executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks a Security Agreement, each dated as of September 27, 1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, collectively the "Existing
Subsidiary Security Agreements");

          WHEREAS, each of Capstone and AEI executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks a Subsidiary Pledge
Agreement, each dated as of September 27, 1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, collectively the "Existing Subsidiary Pledge Agreements");

          WHEREAS, the Company executed and delivered in favor of the Collateral Agent for the benefit of the Existing Banks an Indemnity Assignment, dated as of September 27, 1991 (as the same has been amended, supplemented or otherwise modified through the date hereof, the "Existing Indemnity Assignment");

          WHEREAS, the Company and Berliner Handels -
Und Frankfurter Bank, a German bank ("BHF"), executed and delivered in favor of the Collateral Agent, a Subordination Agreement, dated as of September 27, 1991
(as the same may be amended, supplemented or otherwise modified from time to time, the "Subordination
Agreement") pursuant to which the guarantee obligations of the Company to BHF in respect of certain debt obligations of Arrow GmbH are subordinated to the Company's obligations under the Credit Agreement;

          WHEREAS, (i) the Company entered into several
Note Purchase Agreements, dated as of December 29,
1992, pursuant to which the Purchasers party thereto
(the "Purchasers") purchased Senior Notes of the
Company (the "Senior Notes") and (ii) in connection therewith, (A) amendments were entered into by the Collateral Agent and the Company or one of its Sub-sidiaries, as the case may be, with respect to each of the Existing Collateral Account Agreements, the Exist-ing Collateral Assignment, the Existing Company
Security Agreement, the Existing Company Pledge
Agreement, the Existing Subsidiary Security Agreements, the Existing Subsidiary Pledge Agreements and the
Existing Indemnity Assignment (collectively, as so amended, the "Existing Collateral Documents") and the Existing Subsidiary Guarantees in order to provide that the collateral held pursuant to the Existing Collateral
Documents (the "Existing Collateral") would thereafter secure, and the Existing Subsidiary Guarantees would thereafter guarantee, equally and ratably, obligations owing in respect of the Senior Notes and obligations owing in respect of the Existing Credit Agreement and
(B) the Company, the Collateral Agent, the Existing
Banks and the Purchasers executed and delivered an Intercreditor Agreement, dated as of December 29, 1992
(as the same may have been amended, supplemented or otherwise modified through the date hereof, the "Intercreditor Agreement"), pursuant to which the Collateral Agent now holds the Existing Collateral and the Existing Subsidiary Guarantees;

          WHEREAS, on the Closing Date (as hereinafter defined), (i) all amounts owing under or in connection with the Existing Credit Agreement will be paid in full, (ii) all commitments and obligations of each Existing Bank that is not a Bank party to this Agree-ment (each, a "Retiring Bank") under the Existing
Credit Agreement will terminate, (iii) the Existing
Credit Agreement will be amended and restated in its entirety as set forth in this Agreement and (iv) the Company may then and thereafter make borrowings from the Banks under this Agreement in accordance with the Commitments hereunder; and

          WHEREAS, in connection with the amendment and restatement effected hereby, it is contemplated that the Existing Collateral will be released and the Existing Subsidiary Guarantees will remain in effect
(as consented to and confirmed pursuant to this Agree-ment) and will continue to be held by the Collateral
Agent subject to the Intercreditor Agreement;

          NOW, THEREFORE, in consideration of the
premises and mutual covenants herein contained, the parties hereto hereby agree that, effective on the Closing Date, the Existing Credit Agreement shall be and hereby is amended and restated in its entirety to read as follows:


                SECTION 1.  DEFINITIONS

          1.1  Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:

          "ABR":  for any day, a rate per annum
     (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal
     Funds Effective Rate in effect on such day plus
     1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative
     Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chemical in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month
     Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and
     (b) the C/D Assessment Rate; "Three-Month
     Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day
     (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the
     "Board") through the public information telephone line of the Federal Reserve Bank of New York
     (which rate will, under the current practices of the Board, be published in Federal Reserve
     Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding
     Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York
     City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business
     Day) by the Administrative Agent from three New
     York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding
     Business Day by the Federal Reserve Bank of New
     York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administra-tive Agent shall have determined (which determina-tion shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quota-tions in accordance with the terms thereof, the ABR shall be determined without regard to clause
     (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circum-stances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal
     Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Adjusted Consolidated EBITDA": for any fiscal period, (a) the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (b) to the extent deducted from earnings in determining Consolidated Net Income for such period, the sum, in each case for such period, of income taxes, interest expense, depreciation expense, amortization expense, including amortiza-tion of any goodwill or other intangibles, minus
     (c) to the extent included in determining Consoli-dated Net Income for such period, non-cash equity earnings of unconsolidated affiliated companies, plus (d) to the extent excluded in determining
     Consolidated Net Income for such period, cash distributions received by the Company from unconsolidated Affiliates, minus (e) an amount equal to the excess of the net income of Spoerle
     Electronic for such period over any cash distribu-tions received by the Company from Spoerle
     Electronic during such period, all as determined on a consolidated basis in accordance with GAAP.

          "Administrative Agent": as defined in the recitals hereof.

          "AEI":  as defined in the recitals hereof.

          "Affected Bank": any Bank affected by the events described in subsection 2.17, 2.18 or 2.19, as the case may be, but only for the period during which such Bank shall be affected by such events.

          "Affiliate":  as to any Person, (a) any other
     Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or
     (b) any Person who is a director or officer of the Company or any of its Subsidiaries. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents":  as defined in the recitals hereof
     (individually, each an "Agent").

          "Aggregate Outstanding Extensions of Credit":
     as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Bank's Commitment Percentage of the L/C
     Obligations then outstanding.

          "Agreement":  this Amended and Restated
     Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Allocable Share": as to any Assenting Bank at any time, a fraction, the numerator of which shall be the Commitment of such Assenting Bank then in effect and the denominator of which shall be the aggregate of the Commitments of all Assenting Banks then in effect.

          "Applicable Margin": for each Type of Loan, the rate per annum determined from time to time based upon the Ratings in effect by Moody's and S&P set forth under the relevant column heading below opposite such Ratings:

    Ratings                  Applicable Margin
                             (in basis points)

                    Eurodollar
S&P/Moody's           Loans               ABR Loans

 A-/A3                45.00                   0
 or higher

 BBB+/Baa1            50.00                   0

 BBB/Baa2             56.25                   0

 BBB-/Baa3            62.50                   0

 BBB-/Ba1             75.00                   0

 BB+/Ba1              87.50                   0

 BB/Ba2 or lower     125.00                 25.00


     ; provided that, in the event that the Ratings of S&P and Moody's do not coincide, the Applicable
     Margin set forth above opposite the lower of such Ratings will apply (it being understood that when the Rating of S&P is BBB- and the Rating of Moody's is Ba1, the Applicable Margin will be 75 basis points for Eurodollar Loans); provided further, however, that as long as the Rating in effect of S&P is BBB-or higher and the Rating in effect of Moody's is Baa3 or higher, the Applicable Margin set forth above opposite the higher of such Ratings shall apply.
     Notwithstanding the foregoing, in the event that no Ratings or one Rating is in effect at such time of determination, the Applicable Margin will be determined in a manner to be mutually agreed upon by the Agents and the Company and consented to by the Required Banks.

          "Application": an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

          "Assenting Bank":  as defined in subsection
     2.20(a).

          "Assignee":  as defined in subsection
     10.6(c).

          "Available Commitment": as to any Bank at any time, an amount equal to the excess, if any, of (a) the amount of such Bank's Commitment over
     (b) such Bank's Aggregate Outstanding Extensions of Credit.

          "Bankers Trust": as defined in the recitals hereof.

          "Banks":  as defined in the recitals hereof.

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3 or 2.6 as a date on which the Company requests the Banks to make Loans hereunder.

          "Business":  as defined in subsection
     4.20(b).

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock":  any and all shares,
     interests, participations or other equivalents
     (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, options or rights to purchase any of the foregoing.

          "Capitalization Documents": the collective reference to the Governing Documents of the Company and each of its Subsidiaries, the certificates of designation and other agreements governing the issuance of, or setting forth the terms of, any Capital Stock (including, without limitation, the Common Stock) issued or to be issued by the Company or any of its Subsidiaries and the Rights Agreement.

          "Capstone":  as defined in the recitals
     hereof.

          "C/D Assessment Rate":  for any day as
     applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by Chemical to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chemical in the United States.

          "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage
     (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor)
     (the "Board"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Change in Control": one or more of the following events:

               (a)  less than a majority of the members
          of the Company's board of directors shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

               (b)  the stockholders of the Company
          shall approve any plan or proposal for the liquidation or dissolution of the Company; or

               (c)  a Person or group of Persons acting
          in concert (other than the direct or indirect beneficial owners of the Capital Stock of the Company as of the Closing Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Company representing 40% or more of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the board of directors of the Company.

          "Chemical":  as defined in the recitals
     hereof.

          "Closing Date":  the date on which the
     conditions precedent set forth in subsection 5.1 shall be satisfied.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment": as to any Bank, the obligation of such Bank to make Loans to and/or issue or participate in Letters of Credit issued on behalf of the Company hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

          "Commitment Fee Rate": a rate per annum determined from time to time based upon the Ratings in effect by Moody's and S&P set forth under the column below opposite such Ratings:



            Ratings                 Commitment Fee Rate
          S&P Moody's                (in basis points)

          A-/A3                            15.00
          or higher

          BBB+/Baa1                        18.75

          BBB/Baa2                         22.50

          BBB-/Baa3                        25.00

          BBB-/Ba1                         25.00

          BB+/Ba1                          31.25

          BB/Ba2                           37.50
          or lower

     ; provided that, in the event that the Ratings of S&P and Moody's do not coincide, the Commitment
     Fee Rate set forth opposite the lower of such Ratings will apply (it being understood that when the Rating of S&P is BBB- and the Rating of Moody's is Ba1, the Commitment Fee Rate will be 25 basis points); provided further, however, that as long as the Rating in effect of S&P is BBB- or higher and the Rating in effect of Moody's is Baa3 or higher, the Commitment Fee Rate set forth above opposite the higher of such Ratings shall apply.
     Notwithstanding the foregoing, in the event that no Ratings or one Rating is in effect at such time of determination, the Commitment Fee Rate will be determined in a manner to be mutually agreed upon by the Agents and the Company and consented to by the Required Banks.

          "Commitment Letter": the commitment letter dated December 9, 1993 among the Company, Chemical and Bankers Trust, as amended, supplemented or otherwise modified from time to time.

          "Commitment Percentage": as to any Bank at any time, the percentage which such Bank's
     Commitment then constitutes of the aggregate
     Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Bank's Loans then outstanding (including, if applicable, such Bank's participating interest in Swing Line Loans pursuant to 2.7(c)) constitutes of the aggregate principal amount of the Loans then outstanding).

          "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          "Company":  as defined in the recitals
     hereof.

          "Consent and Confirmation": the Consent and Confirmation to be executed and delivered by Capstone and AEI, substantially in the form of Exhibit C.

          "Consolidated Cash Interest Expense": for any period, (a) the amount which would, in conformity with GAAP, be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement of the Company and its Subsidiaries minus (b) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in such amount.

          "Consolidated Net Income": for any fiscal period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Worth": at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Total Capitalization": at a particular date, the sum of (a) Consolidated Net
     Worth plus (b) Consolidated Total Debt as at such date.

          "Consolidated Total Debt": all Indebtedness of the Company and its Subsidiaries (excluding
     Indebtedness of the Company owing to any of its Subsidiaries or Indebtedness of any Subsidiary of the Company owing to the Company or any other
     Subsidiary of the Company), as determined on a consolidated basis in accordance with GAAP.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Credit Documents":  this Agreement, the
     Notes, the Applications, the Subsidiary Guarantees and the Subordination Agreement.

          "Default":  any of the events specified in
     Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$":  dollars in lawful
     currency of the United States of America.

          "Domestic Subsidiary": as to any Person, a Subsidiary of such Person organized under the laws of the United States or a political subdivision thereof.

          "Environmental Laws": any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental
     Authority or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "ERISA":  the Employee Retirement Income
     Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate
     (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other
     Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chemical is offered Dollar deposits at or about 10:00 A.M., New York City time, two
     Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar
     Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Eurodollar Loans":  Loans the rate of
     interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula
     (rounded upward to the nearest 1/100th of 1%):

                          Eurodollar Base Rate
             1.00 - Eurocurrency Reserve Requirements

          "Event of Default":  any of the events
     specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Existing Collateral": as defined in the recitals hereof.

          "Existing Subsidiary Guarantees": as defined in the recitals hereof.

          "Fee Letters":  the collective reference to
     (i) the fee letter, dated as of December 9, 1993 among Chemical, Bankers Trust and the Company and
     (ii) the fee letter, dated as of December 9, 1993, between Chemical and the Company, each as amended, supplemented or otherwise modified from time to time.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "GAAP":  generally accepted accounting
     principles in the United States of America in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Governing Documents": as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

          "Guarantee Obligation":  as to any Person
     (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person
     (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the
     "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term
     Guarantee Obligation shall not include
     endorsements of instruments for deposit or collection in the ordinary course of business.
     The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee
     Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

          "Guarantor":  any Person delivering a
     Subsidiary Guarantee pursuant to this Agreement.

          "Hazardous Materials":  any hazardous
     materials, hazardous wastes, hazardous
     constituents, hazardous or toxic substances, including, without limitation, asbestos, gasoline and any other petroleum products (including crude oil or any fraction thereof), polychlorinated biphenyls and ureaformaldehyde insulation defined or regulated as such in or under any Environmental
     Law.

          "Hedging Agreements":  (a) Interest Rate
     Agreements and (b) any swap, futures, forward or option agreements or other agreements or arrangements designed to limit or eliminate the risk and/or exposure of a Person to fluctuations in currency exchange rates.

          "Hedging Banks": any Bank or any of its subsidiaries or affiliates which from time to time enter into Hedging Agreements with the Company or any of its Subsidiaries.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
     (d) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (e) all liabilities arising under Hedging Agreements of such Person, (f) all
     Guarantee Obligations of such Person, and (g) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Insolvency":  with respect to any
     Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intercompany Indebtedness": Indebtedness of the Company to any Domestic Subsidiary and Indebtedness of any Domestic Subsidiary to the Company or any other Subsidiary.

          "Intercreditor Agreement": as defined in the recitals hereof.

          "Interest Payment Date":  (a) as to any ABR
     Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months or 90 days, respectively, each day which is three months or 90 days, respectively, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period":  with respect to any
     Eurodollar Loan:

                 (i) initially, the period commencing
          on the borrowing or conversion date, as the case may be, with respect to such Eurodollar
          Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                (ii)  thereafter, each period
          commencing on the last day of the next
          preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than three
          Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1)  if any Interest Period would
          otherwise end on a day that is not a Business
          Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest
          Period shall end on the immediately preceding
          Business Day;

               (2) any Interest Period that would
          otherwise extend beyond the Termination Date shall end on the Termination Date;

               (3) any Interest Period that begins on
          the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
          and
               (4) the Company shall select Interest
          Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Interest Rate Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Company is a party or a beneficiary.

          "Issuing Bank": Chemical, in its capacity as issuer of any Letter of Credit.

          "L/C Commitment":  $20,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September, and December.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding
     Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection
     3.5(a).

          "L/C Participants": the collective reference to all the Banks other than the Issuing Bank.

          "Letters of Credit":  as defined in
     subsection 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien
     (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "Loan": any loan made by any Bank pursuant to this Agreement, including, without limitation, the Swing Line Loans.

          "Loan Parties":  the Company and each
     Subsidiary of the Company which is a party to a Credit Document.

          "Majority Banks": at any time, Banks the Commitment Percentages of which aggregate more than 50%.

          "Material Adverse Effect":  a material
     adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or Capstone to perform its obligations under this Agreement, the Notes or other Credit Documents or
     (c) the validity or enforceability of this Agreement, any of the Notes, any Application or any of the other Credit Documents or the rights or remedies of the Administrative Agent, the Collateral Agent, the Agents or the Banks hereunder or thereunder.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Minority Interests": the portion of the Voting Stock of any Subsidiary not owned, directly or indirectly, by the Company and/or by one or more Subsidiaries of the Company.

          "Moody's":  Moody's Investors Service, Inc.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section
     4001(a)(3) of ERISA.

          "1992 Private Placement Notes":  the
     $75,000,000 Senior Secured Notes issued by the
     Company, which are secured by the Existing
     Collateral pari passu with the Existing Banks, as any of the same may be amended, supplemented, endorsed or otherwise modified from time to time.

          "Non-Excluded Taxes":  as defined in
     subsection 2.19.

          "Note Purchase Agreement":  the Senior Note
     Purchase Agreement, dated as of December 29, 1992, among the Company and the respective financial institutions party thereto as purchasers, as the same may be amended, supplemented or otherwise modified from time to time.

          "Notes": the collective reference to the Revolving Credit Notes and the Swing Line Notes.

          "Participant":  as defined in subsection
     10.6(b).

          "Participating Creditor": as defined in the Intercreditor Agreement.

          "PBGC":  the Pension Benefit Guaranty
     Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Person":  an individual, partnership,
     corporation, business trust, joint stock company, trust, unincorporated association, joint venture,
     Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly
     Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Properties":  as defined in subsection
     4.20(a).

          "Ratings": the implied senior unsecured debt ratings of the Company in effect from time to time by Moody's, S&P or a similar rating agency.

          "Register":  as defined in subsection
     10.6(d).

          "Regulation U":  Regulation U of the Board of
     Governors of the Federal Reserve System as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Company to reimburse the Issuing Bank pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

          "Reorganization":  with respect to any
     Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section
     4241 of ERISA.

          "Replacement Bank":  as defined in subsection
          2.20(b).

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

          "Required Banks": at any time, Banks the Commitment Percentages of which aggregate at least
     66-2/3%.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other
     Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": as to any Person, the chief executive officer, the chairman of the board, the president, the chief financial officer, the chief accounting officer, any senior vice president or the treasurer of such Person.

          "Restricted Payments":  as defined in
     subsection 7.5.

          "Retiring Banks": as defined in the recitals hereof.

          "Revolving Credit Loans": as defined in subsection 2.1 and including, as to the Swing Line
     Banks, the Swing Line Loans.

          "Revolving Credit Note":  as defined in
     subsection 2.2.

          "Rights Agreement": the Rights Agreement, dated as of March 2, 1988, between the Company and Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company, as rights agent, as amended, supplemented or otherwise modified from time to time.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "S&P":  Standard & Poor's Corporation.

          "Spoerle Electronic":  Spoerle Electronic
     Handelsgesellschaft MBH & Co., a German
     corporation.

          "Subordinated Debentures":  the Company's 5-
     3/4% Convertible Subordinated Debentures due 2002.

          "Subordinated Indebtedness": Indebtedness outstanding under the Subordinated Debentures or covered by the Subordination Agreement.

          "Subordination Agreement": as defined in the recitals hereof.

          "Subsidiary":  as to any Person, a
     corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

          "Subsidiary Guarantee":  each of the Existing
     Subsidiary Guarantees and each other Subsidiary
     Guarantee substantially similar in form to the Existing Guarantees to be executed and delivered from time to time by any other Domestic Subsidiary that accounts for more than 5% of Total Assets at any date, as the same may be amended, supplemented or otherwise modified from time to time.

          "Swing Line Banks":  Chemical and Bankers
     Trust acting in their capacities as the swing line banks pursuant to Section 2.

          "Swing Line Limit":  the amount of Revolving
     Credit Loans which a Swing Line Bank will make available on a swing line basis pursuant to subsection 2.4, not to exceed for each Swing Line
     Bank an aggregate principal amount at any one time outstanding of $7,500,000, or $15,000,000 in the aggregate for both Swing Line Banks.

          "Swing Line Loan Participation Certificate":
     a certificate substantially in the form of Exhibit
     D.

          "Swing Line Loans":  as defined in subsection
     2.4.

          "Swing Line Note":  as defined in subsection
     2.5.

          "Swing Line Participation Amount":  as
     defined in subsection 2.7(c).

          "Termination Date":  January 27, 1998.

          "Total Assets": at a particular date, the assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Total Revenues": at a particular date, the revenues of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Tranche":  the collective reference to
     Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Transferee":  as defined in subsection
     10.6(f).

          "Type":  as to any Loan, its nature as an ABR
     Loan or a Eurodollar Loan.

          "UCC":  the Uniform Commercial Code as from
     time to   time in effect in the relevant
     jurisdiction.

          "Uniform Customs":  the Uniform Customs and
     Practice for Documentary Credits (1993 Revision),
     International Chamber of Commerce Publication No.
     500 as the same may be amended from time to time.

          "Voting Stock": the capital stock of any Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the board of directors (or Persons performing similar functions) of such Person.

          1.2  Other Definitional Provisions.  (a)
Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursu-ant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c)  The words "hereof", "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit referen-ces are to this Agreement unless otherwise specified.

          (d)  The meanings given to terms defined
herein shall be equally applicable to both the singular and plural forms of such terms.

          (e)  The phrases "to the knowledge of the
Company" and "of which any Subsidiary is aware" and phrases of similar import when used in this Agreement shall mean to the actual knowledge of a Responsible
Officer of the Company or any such Subsidiary, as the case may be.

          1.3.  Accounting Determinations.  Unless
otherwise specified herein, all accounting determi-nations for purposes of calculating or determining compliance with the terms found in subsection 1.1 or the standards and covenants found in subsection 7.1 and otherwise to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with that used in preparing the financial statements delivered to the Administra-tive Agent on the Closing Date. If GAAP shall change from the basis used in preparing the financial state-ments delivered to the Administrative Agent on the Closing Date, the certificates required to be delivered pursuant to subsection 6.1 demonstrating compliance with the covenants contained herein shall set forth calculations setting forth the adjustments necessary to demonstrate how the Company is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.


      SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1  Revolving Credit Commitments.  (a)
Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans
("Revolving Credit Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Bank's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of such Bank's Commitment. During the Commit-ment Period the Company may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or
(iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 2.3 and 2.6, provided that no Revolving Credit Loan shall be made as a Eurodollar
Loan after the day that is one month prior to the Termination Date.

          2.2  Revolving Credit Notes.  The Revolving
Credit Loans made by each Bank shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (a "Revolving Credit
Note"), payable to the order of such Bank and in a principal amount equal to the lesser of (a) the amount of the initial Commitment of such Bank and (b) the aggregate unpaid principal amount of all Revolving
Credit Loans made by such Bank, with interest thereon as prescribed by subsection 2.13. Each Bank is hereby authorized to, record the date, Type and amount of each Revolving Credit Loan made by such Bank, each continua-tion thereof, each conversion of all or a portion thereof to another Type pursuant to subsection 2.11, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period and the Eurodollar
Rate with respect thereto, on the schedules annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Bank to make any such recordation (or any error in such recordation) shall not affect the obligations of the Company here-under or under such Note. Each Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.13.

          2.3  Procedure for Revolving Credit
Borrowing.   The Company may borrow under the Commit-
ments during the Commitment Period on any Business Day, provided that the Company shall give the Administrative
Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New
York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially
Eurodollar Loans, or (b) on the requested Borrowing
Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR
Loans or a combination thereof and (iv) if the borrow-ing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $100,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available
Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $4,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Company, the Admin-istrative Agent shall promptly notify each Bank there-of. Each Bank will make the amount of its pro rata share (based on its Commitment Percentage) of each borrowing available to the Administrative Agent for the account of the Company at the office of the Administra-tive Agent specified in subsection 10.2 prior to 2:00
P.M., New York City time, on the Borrowing Date re-quested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative
Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.
Revolving Credit Loans shall not be deemed to have been made until the Administrative Agent makes the proceeds of such Loans available to the Company in accordance with the preceding sentence.

          2.4  Swing Line Loans.  Subject to the terms
and conditions hereof, each Swing Line Bank agrees to make loans to the Company on a swing line basis (col-lectively, the "Swing Line Loans": individually, a "Swing Line Loan") from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line
Limit of such Swing Line Bank; provided, that (i) in no event may the Company have outstanding at any time
Loans and L/C Obligations in an amount greater than the aggregate Commitments of all the Banks then in effect and (ii) in no event may the aggregate outstanding principal amount of Swing Line Loans and Revolving
Credit Loans of any Swing Line Bank exceed the Commit-ment of such Swing Line Bank then in effect. All Swing
Line Loans shall be made as ABR Loans and may not be converted into Eurodollar Loans. During the Commitment
Period, the Company may borrow and prepay the Swing
Line Loans, in whole or in part, all in accordance with the terms and conditions hereof.

          2.5  Swing Line Notes.  The Swing Line Loans
made by each Swing Line Bank shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B (a "Swing Line Note"), with appropri-ate insertions as to date and principal amount, payable to the order of the applicable Swing Line Bank and in a principal amount equal to the lesser of (a) the amount of the initial Swing Line Limit of such Swing Line Bank and (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Bank, with interest thereon as prescribed by subsection 2.13.
Each Swing Line Bank is hereby authorized to record the date and the amount of each Swing Line Loan made by such Swing Line Bank and the date and amount of each payment or prepayment of principal thereof, on the schedules annexed to and constituting a part of such Swing Line Note and any such recordation shall consti-tute prima facie evidence of the accuracy of the information so recorded, provided that the failure of either Swing Line Bank to make any such recordation (or any error in such recordation) shall not affect the obligations of the Company hereunder or under such Note. Each Swing Line Note shall (a) be dated the
Closing Date, (b) be stated to mature on the Termina-tion Date and (c) provide for the payment of interest in accordance with subsection 2.13.

          2.6  Procedure for Swing Line Borrowing.
Subject to the Swing Line Limit, the Company may borrow
Swing Line Loans during the Commitment Period on any
Business Day prior to 2:00 P.M., New York City time.
The Swing Line Banks may, subject to the terms and conditions hereof and in connection with the Company's cash management system, make available the full amount of all daily borrowing needs of the Company in the form of Swing Line Loans, without requiring that the Company give the Administrative Agent notice with respect to such borrowing and without giving each Bank prior notice of the proposed borrowing and its proportionate share thereof. On each Borrowing Date each Swing Line
Bank shall make available to the Administrative Agent for the account of the Company at the office of the Administrative Agent specified in subsection 10.2 an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by each such Swing Line Bank. The proceeds of the requested Swing
Line Loans will then be made available to the Company by the Administrative Agent on such Borrowing Date by crediting the account of the Company on the books of such office with the aggregate amount made available to the Administrative Agent by the Swing Line Banks and in like funds received by the Administrative Agent. Swing
Line Loans shall not be deemed to have been made until the Administrative Agent makes the proceeds of such Loans available to the Company in accordance with the preceding sentence.

          2.7  Allocating Swing Line Loans; Swing Line
Loan Participations. (a) The Swing Line Banks, at any time and from time to time in their sole and absolute discretion, may, on behalf of the Company (and the Company hereby irrevocably directs the Swing Line Banks to act on its behalf), on two Business Day's notice to each Bank given by the Swing Line Banks no later than 11:00 A.M., New York City time, on such Business Day, direct each Bank to make, and each Bank (including each Swing Line Bank in its capacity as a Bank having a Commitment) hereby agrees to make, a Revolving Credit
Loan pursuant to subsection 2.1, in an amount equal to such Bank's Commitment Percentage of the aggregate amount of the Swing Line Loans outstanding on the date of such notice. Unless any of the events described in
Section 8(h) shall have occurred (in which case the procedures of subsection 2.7(c) shall apply), each Bank shall make the amount of such Revolving Credit Loan available to the Administrative Agent at its office set forth in subsection 10.2 in immediately available funds, not later than 11:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be im-mediately applied by the Administrative Agent to repay the Swing Line Loans, pro rata according to the out-standing Swing Line Loans held by each Swing Line Bank.
Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under the Swing Line Notes and shall be due under the respective Revolving Credit Notes of the Banks in accordance with their respective Revolving
Credit Commitment Percentages. The Company authorizes the Swing Line Banks to charge the Company's accounts with the Administrative Agent (up to the amount availa-ble in each such account) in order to immediately pay the amount of such Swing Line Loans to the extent amounts received from the Banks are not sufficient to repay in full such Swing Line Loans.

          (b)  Notwithstanding anything herein to the
contrary, the Swing Line Banks shall not make any Swing
Line Loans if a Default or an Event of Default shall have occurred and be continuing or would result there-from.

          (c)  If prior to the time a Revolving Credit
Loan would have otherwise been made pursuant to sub-
section 2.7(a), one of the events described in Section
8(h) shall have occurred, each Bank (other than the Swing Line Banks) shall, on the date such Revolving
Credit Loan was to have been made pursuant to the notice referred to in subsection 2.7(a) (the "Refunding
Date"), purchase an undivided participating interest in outstanding Swing Line Loans in an amount equal to
(i) its Revolving Credit Commitment Percentage times
(ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with Revolving Credit Loans (the "Swing Line Participation
Amount"). On the Refunding Date, each Bank shall transfer to the Swing Line Banks, in immediately available funds, such Bank's Swing Line Participation
Amount and upon receipt thereof the Swing Line Banks shall deliver to such Bank a Swing Line Loan Participa-tion Certificate dated the date of the Swing Line
Banks' receipt of such funds and in an amount equal to the Swing Line Participation Amount.

          (d)  Whenever, at any time after the Swing
Line Banks have received from any Bank such Bank's
Swing Line Participation Amount, the Swing Line Banks receive any payment on account of the Swing Line Loans, the Swing Line Banks will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participa-ting interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Banks is required to be returned, such Bank will return to the Swing Line Banks any portion thereof previously distributed to it by the Swing Line Banks.

          (e)  Each Bank's obligation to make Revolving
Credit Loans pursuant to subsection 2.7(a) and to purchase participating interests pursuant to subsection
2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or the Company may have against the Swing Line Banks, the Company or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (iv) any breach of this Agreement or any other Credit Document by the Company, any of its Subsidiaries or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.8 Commitment Fee. (a) The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee for the period from and including the first day of the Commitment Period to, but excluding, the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Bank during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof; it being understood that, for purposes of determining such commitment fee for each Bank other than the Swing Line Bank, but only if no Swing Line Loan Participation Certificate shall have been issued to such Bank, the aggregate principal amount of the Swing Line Loans then outstanding shall not be included in determining the Available Commitment of each such Bank.

          (b)  The Company agrees to pay each of
Chemical and Bankers Trust, for its own account, such other fees in the amounts and on the dates set forth respectively in the Fee Letters.

          2.9  Termination or Reduction of Commitments.
The Company shall have the right, upon not less than three Business Days' notice to the Administrative
Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect and shall reduce the Commitments of the Banks pro rata in accordance with their respective Commitment Percenta-ges; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit
Loans and Swing Line Loans then outstanding, when added to the then outstanding L/C Obligations, would exceed the Commitments then in effect; and provided further that the Commitments may not be reduced to an amount less than $50,000,000 unless they are terminated in full.

          2.10  Optional Prepayments.  The Company may,
at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except for any and all amounts owing pursuant to subsection
2.21), provided, that the Company shall give to the Administrative Agent irrevocable notice of such pre-payment not later than (a) 10:00 A.M., New York City time, two Business Days before the date of prepayment
(in the case of prepayment of Eurodollar Loans) or (b)
12:00 Noon, New York City time, on the date of pre-payment (in the case of prepayment of ABR Loans), specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR
Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. In addition, the Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, upon irrevocable notice
(which notice must be received by the Administrative
Agent not later than 2:00 P.M., New York City time, on the proposed date of prepayment) specifying the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof, in the case of prepayments of Revolving Credit Loans, or the Swing Line Banks, in the case of prepayments of Swing Line Loans. If any such notice is given by the Company, the amount specified in such notice shall be due and payable on the date speci-fied therein, together with any amounts payable pursu-ant to subsection 2.21. Subject to subsection 2.12, partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.

          2.11  Conversion and Continuation Options.
(a)  The Company may elect from time to time to convert
Eurodollar Loans to ABR Loans, by giving the Adminis-trative Agent at least two Business Days' prior irrevo-cable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.
The Company may elect from time to time to convert ABR
Loans to Eurodollar Loans by giving the Administrative
Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. If the requested conversion of ABR Loans to Eurodollar Loans is not a Business Day, such conversion shall be on the next succeeding Busi-ness Day. All or any part of outstanding Eurodollar
Loans and ABR Loans may be converted as provided here-in, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Banks have determined that such a con-version is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 2.12 would not be contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month or 30 days prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest
Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next
Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Banks have determined that such a continuation is not appropriate or (ii) if, after giving effect thereto, subsection 2.12 would be contravened or (iii) after the date that is one month or 30 days prior to the Termination Date and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continua-tion is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR
Loans on the last day of such then expiring Interest
Period.

          2.12  Minimum Amounts and Number of Tranches.
All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods here-under shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto (i) the aggregate principal amount of the Loans comprising each Tranche shall be equal to $4,000,000 or a whole multiple of $100,000 in excess thereof and (ii) no more than ten Tranches shall be outstanding at any one time.

          2.13  Interest Rates and Payment Dates.  (a)
Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable
Margin.

          (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would other-wise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, fees or other amounts payable hereunder, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (whether such payment is made before or after a judgment has been entered).

          (d)  Interest shall be payable in arrears on
each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          2.14  Computation of Interest and Fees.  (a)
Commitment fees, Letter of Credit commissions and, whenever it is calculated on the basis of ABR, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed;
and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed.
The Administrative Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment
Rate, the C/D Reserve Percentage or a Rating shall become effective as of the opening of business on the day on which such change becomes effective. The
Administrative Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change in interest rate.

          (b)  Each determination of an interest rate
by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection
2.13(a).

          2.15  Inability to Determine Interest Rate.
If prior to the first day of any Interest Period:

          (a)  the Administrative Agent shall have
     determined (which determination shall be conclu-sive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest
     Period, or

          (b)  the Administrative Agent shall have
     received notice from the Majority Banks that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or tele-phonic notice thereof to the Company and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans, as the case may be, requested to be made on the first day of such Interest
Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding
Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert ABR Loans to Eurodollar Loans.

          2.16  Pro Rata Treatment and Payments.  (a)
Except as set forth in subsection 2.20, each borrowing by the Company from the Banks hereunder (other than Swing Line Loans), each payment by the Company on account of any commitment fee hereunder and any reduc-tion of the Commitments of the Banks shall be made pro rata according to the respective Commitment Percentages of the Banks. All borrowings of Swing Line Loans shall be made by and allocated to the Swing Line Banks ac-cording to their respective shares of the total Swing
Line Limit. Except as set forth in subsection 2.20, each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. All payments (including prepayments) to be made by the Company hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counter-claim and shall be made prior to 2:00 P.M., New York
City time, on the due date thereof to the Administra-tive Agent, for the account of the Banks, at the Administrative Agent's office specified in subsection
10.2, in Dollars and in immediately available funds.
The Company shall be deemed to have discharged its obligation to make any payment to any Bank when it has made such payment to the Administrative Agent in accordance with the terms of this Agreement. The
Administrative Agent shall distribute such payments to the Banks promptly upon receipt in like funds as re-ceived. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business
Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b)  Unless the Administrative Agent shall
have been notified in writing by any Bank prior to a borrowing that such Bank will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Bank is making such amount available to the Administrative
Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Bank shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Bank makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Bank's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company. Nothing contained in this subsection 2.16(b) shall relieve any Bank which has failed to make available its Commitment Percentage of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

          2.17  Illegality.  Notwithstanding any other
provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit to make or maintain
Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Euro-dollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as Eurodollar Loans, if any, shall be converted auto-matically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current
Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 2.21.

          2.18  Requirements of Law.  (a)  If the
adoption of or any change in any Requirement of Law
(other than the Certificate of Incorporation and By-
Laws or other organizational or governing documents of the Banks) or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i)  shall subject any Bank or any
     corporation controlling such Bank or from which such Bank obtains funding or credit to any tax of any kind whatsoever with respect to this Agree-ment, any Note, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank or such corpora-tion in respect thereof (except for Non-Excluded
     Taxes covered by subsection 2.19 (including taxes excluded under the first sentence of subsection
     2.19(a)) and changes in the rate of tax on the overall net income of such Bank or such corpora-
     tion);

           (ii)  shall impose, modify or hold
     applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii)  shall impose on such Bank or any
     corporation controlling such Bank or from which such Bank obtains funding or credit any other condition;

and the result of any of the foregoing is to increase the cost to such Bank or such corporation, by an amount which such Bank or such corporation deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participa-ting in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Bank, within five Business Days after its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable, together with interest on each such amount from the date due until payment in full at a rate per annum equal to the ABR plus 2%. If any Bank becomes entitled to claim any additional amounts pursuant to this sub-section, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this sub-section submitted by such Bank, through the Administra-tive Agent, to the Company shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          (b)  If any Bank shall have determined that
the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental
Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a conse-quence of its obligations hereunder or under any Letter of Credit to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Company (with a copy to the Administrative Agent) of a written request therefore
(which written request shall be conclusive in the absence of manifest error), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

          2.19  Taxes.  (a)  All payments made by the
Company under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Bank, (i) net income taxes, capital taxes, doing business taxes and franchise taxes imposed on the Administrative Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Bank (excluding a connection arising solely from such Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agree-ment or the Notes) or any political subdivision or taxing authority thereof or therein, (ii) taxes required to be withheld because of a failure to deliver any certificate described in this subsection 2.19 or subsection 10.6 for any reason other than a change in any Requirement of Law after, in the case of this subsection 2.19 the date hereof or, in the case of subsection 10.6(g), the date of transfer and (iii) any and all United States withholding tax payable with respect to payments under this Agreement and the Notes other than such withholding taxes imposed as a result of any change in or amendment to the laws of the United
States affecting taxation (including any regulation or ruling proposed or promulgated by a taxing authority thereof and any treaty provisions) or any change in the official application, enforcement or interpretation of such laws, regulations, rulings or treaties or any other action taken by a taxing authority or a court of competent jurisdiction, which change, amendment, application, enforcement, interpretation or action becomes effective after the date hereof (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Non-Excluded Taxes"). If any Taxes are required to be withheld from any amounts payable to either Agent or any Bank hereunder or under the Notes, the amounts so payable to such Agent or such Bank shall be increased to the extent necessary to yield to such Agent or such Bank (after payment of all Non-Excluded
Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-
Excluded Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes when due to the appropri-ate taxing authority or fails to remit to the Admini-strative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and such Bank for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or such Bank as a result of any such failure. The agreements in this subsection
2.19(a) shall survive the termination of this Agreement and the payment of the Loans and the Notes and all other amounts payable hereunder.

          (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or
4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of the said
Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occur-rence of any event (including, without limitation, a change in such Bank's lending office) requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative
Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regu-lation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Such Bank shall certify
(i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United
States backup withholding tax.

          (c)  If any Bank is, in its sole opinion,
able to apply for any tax credit, tax deduction or other reduction in tax (a "Tax Benefit") by reason of any increased amount paid by the Company under this subsection 2.19, such Bank will use reasonable efforts to obtain such Tax Benefit and, upon receipt thereof will pay to the Company such amount, not exceeding the increased amount paid by the Company, as it considers, in its sole opinion, to be equal to the net after-tax value to such Bank of the Tax Benefit or such part thereof allocable to such withholding or deduction, having regard to all of such Bank's dealings giving rise to similar credits and to the cost of obtaining the same, less any and all expenses incurred by such Bank in obtaining such Tax Benefit (including any and all professional fees incurred therewith); provided, however, that (i) no Bank shall be obligated by this subsection 2.19 to disclose to the Company any information regarding its tax affairs or computations,
(ii) nothing in this subsection 2.19 shall interfere with the right of each Bank to arrange its tax affairs as it deems appropriate and (iii) nothing in this subsection 2.19 shall impose an obligation on a Bank to obtain any Tax Benefit if, in such Bank's sole opinion, to do so would (x) impose undue hardships, burdens or expenditures on such Bank or (y) increase such Bank's exposure to taxation by the jurisdiction in question.

          2.20  Company's Options upon Claims for
Increased Costs and Taxes. In the event that any Affected Bank shall decline to make Eurodollar Loans pursuant to subsection 2.17 or shall have notified the Company that it is entitled to claim compensation pursuant to subsection 2.18 or 2.19, the Company may exercise any one or both of the following options:

          (a)  The Company may request one or more of
     the Banks which are not Affected Banks to take over all (but not part) of any Affected Banks's then outstanding Loans and to assume all (but not part) of any Affected Bank's Commitments, if any, and obligations hereunder. If one or more Banks shall so agree in writing (collectively, the "Assenting Banks"; individually, an "Assenting
     Bank") with respect to an Affected Bank, (i) the Commitments, if any, of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective
     Allocable Share of the Commitments, if any, and of the obligations of such Affected Bank under this Agreement and (ii) each Assenting Bank shall make
     Loans to the Company, according to such Assenting
     Bank's respective Allocable Share, in an aggregate principal amount equal to the outstanding princi-pal amount of the Loans of such Affected Bank, on a date mutually acceptable to the Assenting Banks, such Affected Bank and the Company. The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loans of such Affected
     Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to subsection 2.21 in connection with such prepay-
     ment), and, upon such assumption by the Assenting
     Bank and prepayment by the Company, such Affected
     Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

          (b)  The Company may designate a replacement
     bank (a "Replacement Bank") to assume the Commit-ments, if any, and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Notes of such Affected Bank's and such Affected Bank's rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank (unless such Affected Bank agrees otherwise), for a purchase price equal to the outstanding principal amount of the Loans of such Affected Bank plus (i) all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder and
     (ii) any amount which would be payable to such Affected Bank pursuant to subsection 2.21, and upon such assumption and purchase by the Replace-ment Bank, such Replacement Bank shall be deemed to be a "Bank" for purposes of this Agreement and such Affected Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).

          2.21  Indemnity.  The Company agrees to
indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the pro-visions of this Agreement, (c) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect there-to, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by such Bank or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to a Bank under this subsection 2.21 shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the Interest Period of such Eurodollar Loan and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this sub-
section 2.21. This covenant shall survive the termina-tion of this Agreement and the payment of the Loans and the Notes and all other amounts payable hereunder.

          2.22  Determinations.  In making the determi-
nations contemplated by Sections 2.18, 2.19 and 2.21, each Bank may make such estimates, assumptions, allocations and the like that such Bank in good faith determines to be appropriate. Upon request of the Company, each Bank shall furnish to the Company, at any time after demand for payment of an amount under sub-
section 2.18(a) or 2.21, a certificate outlining in reasonable detail the computation of any amounts owing.
Any certificate furnished by a Bank shall be binding and conclusive in the absence of manifest error.

          2.23  Change of Lending Office.  If an event
occurs with respect to any Bank that makes operable the provisions of Section 2.17 or entitles such Bank to make a claim under subsection 2.18 or 2.19, such Bank shall, if requested in writing by the Company, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts to designate another office or offices for the making and maintaining of its Loans the designation of which will eliminate such operability or reduce materially the amount such Bank is so entitled to claim, provided that such designation would not, in the sole discretion of such Bank, result in such Bank incurring any costs unless the Company has agreed to reimburse such Bank therefor.


             SECTION 3.  LETTERS OF CREDIT

          3.1  L/C Commitment.  (a)  Subject to the
terms and conditions hereof, the Issuing Bank agrees to issue standby letters of credit ("Letters of Credit") for the account of the Company on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank;
provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Commitment would be less than zero.

          (b)  Each Letter of Credit shall:

          (i) be denominated in Dollars and shall be a standby letter of credit issued to support obligations of the Company, contingent or other-wise, to provide credit support for workers' compensation, other insurance programs and other corporate purposes consistent with past practices
     (a "Letter of Credit") and,

          (ii)  expire no later than the earlier of 365
     days after its date of issuance and the Termina-tion Date.

          (c)  Each Letter of Credit shall be subject
to the Uniform Customs and, to the extent not incon-sistent therewith, the laws of the State of New York.

          (d)  The Issuing Bank shall not at any time
be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing
Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2  Procedure for Issuance of Letters of
Credit. The Company may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices speci-fied herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and informa-tion as the Issuing Bank may reasonably request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, docu-ments and other papers and information delivered to it in connection therewith in accordance with its custo-mary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certifi-cates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company. The Issuing Bank shall furnish a copy of such Letter of Credit to the Company and each Bank promptly following the issuance thereof.

          3.3  Fees, Commissions and Other Charges.
(a) The Company shall pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit, computed as follows:

                (i)  such commission payable for the
          account of the Banks shall be computed at a rate equal to the then Applicable Margin for Eurodollar Loans on the daily average undrawn face amount of such Letter of Credit and shall be payable to the Administrative Agent for the account of the Banks (including the Issuing Bank) pro rata according to their Commitment Percentages; and

               (ii)  such commission payable for the
          account of the Issuing Bank in its capacity as such shall be computed at a rate equal to 1/8 of 1% per annum on the daily average undrawn face amount of such Letter of Credit.

Such commissions shall be payable in arrears on each L/C Fee Payment Date to occur after the date of issuance of each Letter of Credit and on the expiration date of such Letter of Credit and shall be nonrefund-able.

          (b)  In addition to the foregoing fees and
commissions, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or other-wise administering any Letter of Credit.

          (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

          3.4  L/C Participations.  (a)  The Issuing
Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Parti-cipant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Commitment
Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank there-under. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C
Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to sub-
section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numera-tor of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Parti-cipant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Bank by such L/C
Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c)  Whenever, at any time after the Issuing
Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection
3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including by way of set-off or proceeds of collateral applied thereto by the Issuing
Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Partici-pant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

          3.5  Reimbursement Obligation of the Company.
(a) The Company agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection from the date such amounts become payable
(whether at stated maturity, by acceleration or other-wise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

          (c)  Each drawing under any Letter of Credit
shall constitute a request by the Company to the Administrative Agent for a borrowing pursuant to subsection 2.3 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.6 Obligations Absolute. Company's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.

          (b)  The Company also agrees with the Issuing
Bank that the Issuing Bank shall not be responsible for, and the Company's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.

          (c) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmis-sion, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

          (d) The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial
Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsi-bility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          3.8  Application.   To the extent that any
provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.


      SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Agents, the Administrative
Agent and the Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company hereby represents and warrants to each Agent, the Administrative Agent and each Bank that:

          4.1  Financial Condition.  The audited
consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 1992 and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young, copies of which have heretofore been furnished to each Bank, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.
The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 1993 and the related unaudited consolidated statements of operations and of cash flows for the nine-month period ended on such date, certified by a Responsible
Officer, copies of which have heretofore been furnished to each Bank, present fairly the consolidated financial condition of the Company and its consolidated
Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). The unaudited consolidating balance sheet of the Company and its consolidated Subsidiaries by principal operating group as at September 30, 1993 and the related unaudited consolidating statements of operations for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Bank, present fairly the consolidating financial condition of the Company and its consolidated Subsidiaries by principal operating group as at such date, and the consolidating results of their operations for the nine-month period then ended
(subject to normal year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material
Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or referred to in the notes thereto. During the period from September 30, 1993 to and including the date hereof there has been no sale, transfer or other disposition by the Company or any of its consolidated
Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consoli-dated financial condition of the Company and its consolidated Subsidiaries at September 30, 1993 (except as otherwise disclosed in writing to the Banks prior to the Closing Date).

          4.2  No Change.  Since December 31, 1992
there has been no development or event which has had or could reasonably be expected to have a Material Adverse
Effect.

          4.3  Corporate Existence; Compliance with
Law. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its owner-ship, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing could not reasonably be expected to have a Material
Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggre-gate, reasonably be expected to have a Material Adverse
Effect.

          4.4  Corporate Power; Authorization;
Enforceable Obligations. The Company and each of its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Notes and the Applications and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No con-sent or authorization of, filing with, notice to or other act by or in respect of, any Governmental
Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which it is a party. This
Agreement has been, and each other Credit Document to which the Company or any of its Subsidiaries is a party will be, duly executed and delivered on behalf of the Company or such Subsidiary, as the case may be. This
Agreement constitutes, and each other Credit Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles
(whether enforcement is sought by proceedings in equity or at law).

          4.5  No Legal Bar.  The execution, delivery
and performance of the Credit Documents to which the Company or any of its Subsidiaries is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries (except for violations of Contractual
Obligations which, individually or in the aggregate, could not reasonably be expected to have a Material
Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except for the Liens expressly permitted by subsection
7.3.

          4.6  No Material Litigation.  No litigation,
investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the know-ledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would have a Material
Adverse Effect.

          4.7 No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material
Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8  Ownership of Property; Liens.  Each of
the Company and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except where the failure to have such title or such leasehold interest, as the case may be, could not reasonably be expected to have a Material Adverse
Effect, and none of such property is subject to any Lien except as permitted by subsection 7.3.

          4.9  Intellectual Property.  The Company and
each of its Subsidiaries owns, or is licensed to use, all domestic and foreign trademarks, tradenames, copyrights, technology, know-how and processes neces-sary for the conduct of its business as currently conducted (the "Intellectual Property") except for those the failure to own or license which could not reasonably be expected to have a Material Adverse
Effect. No claim has been asserted and is pending or, to the knowledge of the Company, has been threatened by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse
Effect, nor does the Company know of any valid basis for any such claim. The use of such Intellectual
Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse
Effect.

          4.10  No Burdensome Restrictions.  No
Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries has or could reasonably be expected to have a Material Adverse
Effect.

          4.11  Taxes.  Each of the Company and its
consolidated Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority
(other than any unfiled tax returns for taxes, and unpaid taxes, fees and other charges, (a) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its consolidated Subsidiaries, as the case may be, or (b) which in each case, individually or in the aggregate, would not cause the Company and its consolidated
Subsidiaries to have a liability in excess of $2,500,000); no notice of tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted by any taxing authority, with respect to any such tax, fee or other charge except for claims the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its consolidated Subsidiaries, as the case may be, and claims for amounts which, in the aggregate, do not exceed $5,000,000.

          4.12  Federal Regulations.  No part of the
proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the regulations of such Board of Governors. If requested by any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said
Regulation U.

          4.13  ERISA.  Each Plan which is intended to
be qualified under Section 401(a) (or 403(a) as appropriate) of the Code and each related trust agree-ment, annuity contract or other funding instrument which is intended to be tax-exempt under Section 501(a) of the Code is so qualified and tax-exempt and has been so qualified and tax-exempt during the period from its adoption to date. No event has occurred in connection with which the Company or any Commonly Controlled
Entity or any Plan, directly or indirectly, could reasonably be expected to be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order or under any agree-ment, instrument, statute, rule of law or regulation pursuant to or under which the Company or a Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order. No Reportable
Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled
Entity or for which the Company or any Commonly
Controlled Entity has or could have any liability
(based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer
Plan, and neither the Company nor any Commonly
Controlled Entity could reasonably be expected to become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actu-arial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the unfunded liability of the Company and each Commonly Controlled Entity for benefits under all unfunded retirement or severance plans, programs, policies or other arrangements (including, without limitation, post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA)), whether or not funded does not, in the aggregate, exceed $5,000,000 (excluding those arrangements set forth on Schedule 4.13).

          4.14  Investment Company Act; Other
Regulations. Neither the Company nor any Subsidiary of the Company is an "investment company", or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary of the Company is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

          4.15  Subsidiaries.  On the Closing Date, the
only Subsidiaries of the Company, and the only material partnerships or joint ventures in which the Company or any Subsidiary has an interest, are those set forth on
Schedule 4.15.  On the Closing Date, the Company owns
the percentage of the issued and outstanding Capital
Stock or other evidences of the ownership of each Subsidiary, partnership or joint venture set forth on
Schedule 4.15 as set forth on such Schedule. On the Closing Date, except as set forth on Schedule 4.15, no such Subsidiary, partnership or joint venture has issued any securities convertible into shares of its Capital Stock. The outstanding stock and securities
(or other evidence of ownership) of such Subsidiaries, partnerships or joint ventures owned by the Company and its Subsidiaries are owned by the Company and its Subsidiaries free and clear of all Liens, warrants, options or rights of others of any kind whatsoever except for Liens permitted by subsection 7.3.

          4.16  Existing Indebtedness.  Schedule 4.16
lists all Indebtedness of the Company and its Subsi-diaries outstanding on the Closing Date and all credit facilities in effect or committed on the Closing Date under which the Company or any of its Subsidiaries could obtain extensions of credit.

          4.17  Accuracy and Completeness of
Information. No document furnished or statement made in writing to the Banks by the Company in connection with the negotiation, preparation or execution of this Agreement or any of the other Credit Documents contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or state-ments made in writing to the Banks. All other written information, reports and other papers and data with respect to the Company and its Subsidiaries (other than financial statements), furnished to the Banks by the Company, or on behalf of the Company, were (a) in the case of those not prepared for delivery to the Banks, to the Company's knowledge, at the time the same were so furnished, complete and correct in all material respects for the purposes for which the same were prepared and (b) in the case of those prepared for delivery to the Banks, to the Company's knowledge, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Banks a true and accurate knowledge of the subject matter in all material respects, it being understood that financial pro-jections as to future events are not to be viewed as facts and that actual results may differ from projected results. No fact is known to the Company or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, which has not been set forth in the financial statements referred to in subsection 4.1 (or otherwise disclosed in writing to the Banks prior to the Closing Date).

          4.18  Purpose of Loans.  The proceeds of the
Loans shall be used by the Company for working capital purposes in the ordinary course of business and for general corporate purposes of the Company and, to the extent permitted hereunder, its Subsidiaries.

          4.19  Senior Indebtedness.  The principal of
and interest on the Loans and the Notes are and will continue to be within the definition of "Senior
Indebtedness" or any similar term under the Subordinated Debentures.

          4.20  Environmental Matters.  Except as set
forth on Schedule 4.20 or insofar as there is no reasonable likelihood of a Material Adverse Effect arising from any combination of facts or circumstances inconsistent with any of the following:

          (a)  The facilities and properties owned or
     operated by the Company or any of its Subsidiaries
     (the "Properties") do not contain, and to the best knowledge of the Company or its Subsidiaries, have not previously contained, any Materials of Envi-ronmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

          (b) The Properties and all operations at the Properties are in compliance with all applicable
     Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Proper-ties or the business operated by the Company or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties.

          (c)  Neither the Company nor any of its
     Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d)  To the best knowledge of the Company or
     any of its Subsidiaries, Materials of Environ-mental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

          (e)  No judicial proceeding or governmental
     or administrative action is pending or, to the knowledge of the Company or any of its Subsidi-aries, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any
     Environmental Law with respect to the Properties or the Business.

          (f)  There has been no release or threat of
     release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws.


           SECTION 5.  CONDITIONS PRECEDENT

          5.1  Conditions to Closing Date.  The
occurrence of the Closing Date, and the agreement of each Bank to make the initial extension of credit requested to be made by it on or after the Closing
Date, shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

          (a)  Credit Documents.  The Administrative
     Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank, (ii) for the account of each Bank, a Revolving Credit Note conforming to the require-ments hereof and executed by a duly authorized officer of the Company, (iii) for the account of each Swing Line Bank, a Swing Line Note conforming to the requirements hereof and executed by a duly authorized officer of the Company and (iv) each Subsidiary Guarantee, together with the related
     Consent and Confirmation, executed and delivered by a duly authorized officer of the Guarantor party thereto, with a counterpart or a conformed copy for each Bank.

          (b)  Borrowing Certificate.  The Administra-
     tive Agent shall have received with a counterpart for each Bank, a certificate of the Company, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attach-ments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

          (c)  Corporate Proceedings of the Company.
     The Administrative Agent shall have received, with a counterpart for each Bank, a copy of the resolu-tions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Company authorizing (i) the execution, deli-very and performance of this Agreement, the Notes and the other Credit Documents to which it is a party and (ii) the borrowings contemplated here-under, certified by the Secretary or an Assistant
     Secretary of the Company as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (d)  Company Incumbency Certificate.  The
     Administrative Agent shall have received, with a counterpart for each Bank, a Certificate of the Company, dated the Closing Date, as to the incumbency and signature of the officers of the Company executing any Credit Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

          (e)  Corporate Proceedings of Subsidiaries.
     The Administrative Agent shall have received, with a counterpart for each Bank, a copy of the resolu-tions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Subsidiary of the Company which is a party to a Credit Document authorizing the execution, delivery and performance of the Credit Documents to which it is a party certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to the Admini-strative Agent and shall state that the resolu-tions thereby certified have not been amended, modified, revoked or rescinded.

          (f)  Subsidiary Incumbency Certificates.  The
     Administrative Agent shall have received, with a counterpart for each Bank, a certificate of each Subsidiary of the Company which is a party to a Credit Document, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Credit Document, satisfactory in form and substance to the Admini-strative Agent, executed by the President or any Vice President and the Secretary or any Assistant
     Secretary of each such Subsidiary.

          (g)  Corporate Documents.  The Administrative
     Agent shall have received, with a counterpart for each Bank, true and complete copies of the certi-ficate of incorporation and by-laws of the Company and each Subsidiary which is a party to a Credit
     Document, certified as of a date not more than 30 days prior to the Closing Date by the Secretary of State of the jurisdiction of incorporation and as of the Closing Date by the Secretary or an Assis-tant Secretary of the Company or such Subsidiary, as the case may be, and in the case of the by-laws, as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company or such Subsidiary, as the case may be.

          (h) Certificate as to Conditions for Release of Existing Security Interests Under Section 8.15 of Note Purchase Agreement. The Administrative
     Agent shall have received a certificate of the Company, dated the Closing Date, with a counter-part for the Collateral Agent and each Bank, stating that: (i) no Default or Event of Default
     (each as defined in the Note Purchase Agreement) has occurred and is continuing, (ii) the ratio of Consolidated Operating Cash Flow (as defined in the Note Purchase Agreement) to Consolidated
     Finance Charges (as defined in the Note Purchase
     Agreement) for the period consisting of the four most recently ended full fiscal quarters is greater than 2.0 to 1.0, (iii) the ratio of Consolidated Total Debt (as defined in the Note
     Purchase Agreement) to Total Consolidated
     Capitalization (as defined in the Note Purchase
     Agreement) does not exceed 50%, (iv) the Company is in compliance with Sections 8.10 and 8.11 of the Note Purchase Agreement, measured in each case as of the last day of the most recently ended fiscal quarter as if the release had been effective prior thereto, and (v) the 1992 Private
     Placement Notes, as an unsecured issue, has obtained a rating designation of "2" or better from the National Association of Insurance
     Commissioners and such rating has not been subsequently withdrawn, which certificate shall be satisfactory otherwise in form and substance to the Administrative Agent and executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

          (i)  Rating of the 1992 Private Placement
     Notes. The Administrative Agent shall have received, with a counterpart for each Bank, a copy of the report of the National Association of Insurance Commissioners referred to in item (h)(v) of this subsection 5.1.

          (j)  Termination of Existing Security
     Interests. The Administrative Agent shall have received, with a counterpart for the Collateral
     Agent and each Bank, written instructions signed by each Participating Creditor party to the Intercreditor Agreement, (i) irrevocably instructing the Collateral Agent, pursuant to
     Section 7.3 of the Intercreditor Agreement, to release all Existing Collateral held by the Collateral Agent pursuant to the Intercreditor
     Agreement and (ii) authorizing the Collateral
     Agent and each Guarantor to execute and deliver a Consent and Confirmation relating to its respective Subsidiary Guarantee.

          (k)  Release of Existing Collateral.  The
     Administrative Agent shall have received evidence that the Collateral Agent has released the Existing Collateral as contemplated by paragraph
     (j) of this subsection 5.1.

          (l)  Fees and Expenses.  The Administrative
     Agent shall have received (i) the fees to be received on the Closing Date referred to in subsection 2.8(b) and (ii) payment for all expenses to be paid on the Closing Date pursuant to this Agreement and the Commitment Letter.

          (m)  Legal Opinions.  The Administrative
     Agent shall have received, with a counterpart for each Bank, the following executed legal opinions:

                 (i)  the executed legal opinion of
          Winthrop, Stimson, Putnam & Roberts, counsel to the Company, substantially in the form of Exhibit F-1, with such other changes therein as shall be requested or approved by the Administrative Agent; and

                (ii)  the executed legal opinion of
          Robert E. Klatell, general counsel of the Company, substantially in the form of Exhibit
          F-2, with such other changes therein as shall be requested or approved by the Administra-tive Agent.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement and the other Credit Documents as the Administrative Agent may reasonably require;

          (n)  No Material Litigation.  No litigation,
     inquiry, injunction or restraining order shall be pending, entered or threatened (including any proposed statute, rule or regulation) which in the reasonable judgment of any Bank could have a Material Adverse Effect.

          (o)  Payment of Amounts under Existing Credit
     Agreement. All principal of and interest on the Loans (as defined in the Existing Credit Agree-ment) and all other amounts owing under or in connection with the Existing Credit Agreement shall have been paid in full.

          (p)  Additional Matters.  All corporate and
     other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Admin-istrative Agent.

          5.2  Conditions to Each Extension of Credit.
The agreement of each Bank to make any extension of credit requested to be made by it on any date (inclu-ding, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Company and its Subsidiaries in or pursuant to the Credit Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b)  No Default.  No Default or Event of
     Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by and Letter of Credit issued on behalf of the Company hereunder shall constitute a representa-tion and warranty by the Company as of the date of such Loan and/or Letter of Credit that the conditions contained in this subsection 5.2 have been satisfied.


           SECTION 6.  AFFIRMATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank, any Agent or the Administrative Agent hereunder, the Company shall and (except in the case of delivery of financial informa-tion, reports and notices) shall cause each of its Subsidiaries to:

          6.1  Financial Statements.  Furnish to each
          Bank:

          (a)  as soon as available, but in any event
     within 120 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated
     Subsidiaries as at the end of such year and the related consolidated statements of operations and shareholders equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Majority Banks;

          (b)  as soon as available, but in any event
     within 120 days after the end of each fiscal year of the Company, the unaudited consolidating balance sheet of the Company and its consolidated
     Subsidiaries by principal operating group as at the end of such year and the related unaudited consolidating statements of operations of the Company and its consolidated Subsidiaries by principal operating group for such year, setting forth in each case in comparative form the figures for the previous year, certified pursuant to subsection 6.2(b) by a Responsible Officer as fairly presenting the consolidating financial condition and results of operations of the Company and its consolidated Subsidiaries by principal operating group;

          (c)  as soon as available, but in any event
     within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and shareholders' equity and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for such quarter of the previous year, certified by a Responsible Officer as fairly presenting in all material respects when considered in relation to the consolidated financial statements of the Company and its consolidated Subsidiaries (subject to normal year-end audit adjustments); provided that the Company may in lieu of furnishing such unaudited consolidated balance sheet furnish to each Bank its Form 10-Q filed with the Securities and Exchange Commission or any successor or analogous Governmental Authority for the relevant quarterly period; and

          (d)  as soon as available, but in any event
     within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidating balance sheet of the Company and its consolidated Subsidiaries by principal operating group as at the end of such quarter and the related unaudited consolidating statements of operations of the Company and its consolidated Subsidiaries by principal operating group for such quarter and the portion of the fiscal year through the end of such quarter, in the case of the unaudited consolidating balance sheet setting forth in comparative form the figures for the previous year (but not the corresponding figures for such quarter of the previous year) and in the case of the statements of operations setting forth in comparative form the figures for such quarter of the previous year, certified by a Responsible Officer as fairly presenting the consolidating financial condition and results of operations of the Company and its consolidated Subsidiaries by principal operating group (subject to normal year-end audit adjust-ments); the financial statements to be furnished pursuant to this subsection 6.1 fairly present the consolidated (or consolidating by principal operating group, as appropriate) financial posi-tion and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP (subject to in the case of subsections 6.1(c) and (d), normal year-end audit adjustments and the absence of complete footnotes) applied consistent-ly throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

          6.2  Certificates; Other Information.
Furnish to each Bank:

          (a)  concurrently with the delivery of the
     financial statements referred to in subsection
     6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b)  concurrently with the delivery of the
     financial statements referred to in subsections
     6.1(a) and 6.1(b), a certificate of a Responsible
     Officer substantially in the form of Exhibit G;

          (c)  concurrently with the delivery of the
     financial statements referred to in subsection
     6.1(c), a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, the Company has observed and performed all of its covenants and other agreements contained in the Credit Agreement, the Notes and the other Credit Documents to which it is a party to be observed or performed by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified therein;

          (d)  as soon as delivered, a copy of the
     letter, addressed to the Company, of the certified public accountants who prepared the financial statements referred to in subsection 6.1(a) for such fiscal year and otherwise referred to as a "management letter";

          (e)  not later than 60 days after the end of
     each fiscal year of the Company beginning with the fiscal year of the Company ending on December 31, 1993, a copy of (i) the projections by the Company of the operating budget and cash flow budget of the Company and its Subsidiaries by principal operating group for the immediately succeeding fiscal year on a quarterly basis and for each of the next succeeding fiscal years to the Termina-tion Date on an annual basis and (ii) the projected consolidated balance sheet of the Company and its consolidated Subsidiaries by principal operating group as at the last day of such succeeding fiscal quarter and year, as applicable, such projections and projected consolidated balance sheet to be accompanied by a certificate of a Responsible Officer to the effect that such projections and projected consolidated balance sheet have been prepared in good faith in accordance with the Company's normal accounting procedures based upon assumptions which were reasonable at the time such projections and balance sheet are furnished to the Banks and that, to such Officer's knowledge, they are correct and not misleading in any material respect;

          (f)  within five days after the same are
     sent, copies of all financial statements and reports which the Company sends to its stock-holders generally, and within five days after the same are filed, copies of all financial statements and reports which the Company or any of its Subsi-diaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (g)  promptly, such additional documents,
     instruments, legal opinions or financial and other information as the Administrative Agent or any Bank may from time to time reasonably request.

          6.3  Payment of Obligations.  Pay, discharge
or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including, without limitation, all obligations in respect of taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or where the failure to pay, discharge or otherwise satisfy could not reasonably be expected to have a Material Adverse
Effect.

          6.4  Conduct of Business and Maintenance of
Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 7.4;
comply with all Contractual Obligations and Require-ments of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse
Effect.

          6.5  Maintenance of Property; Insurance.
Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain with finan-cially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Bank, upon written request, full information as to the insurance carried.

          6.6  Inspection of Property; Books and
Records; Discussions. Keep proper books of records and account in which the entries are, in all material respects, full, true and correct in conformity with sound business practice and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon reasonable notice under the circumstances, permit representatives of the Administrative Agent or any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employ-ees of the Company and its Subsidiaries and with its independent certified public accountants.

          6.7  Notices.  Promptly, after the Company
becomes aware thereof, give notice to the Administra-tive Agent and each Bank of:

          (a)  the occurrence of any Default or Event
     of Default;

          (b)  any (i) default or event of default
     under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidi-aries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect or cause a Default or an Event of Default;

          (c)  any litigation or proceeding affecting
     the Company or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse
     Effect;

          (d)  the following events:  (i) the occur-
     rence or expected occurrence of any Reportable
     Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganiza-tion or Insolvency of, any Multiemployer Plan or
     (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multi-employer Plan with respect to the withdrawal from, or the terminating (other than a standard termina-tion under Section 4041(b) of ERISA), Reorganiza-tion or Insolvency of, any Plan;

          (e)  any change, development or event
     involving a prospective change, which has had or could reasonably be expected to have a Material
     Adverse Effect; and

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

          6.8  Environmental Laws. (a)  Comply with,
and take all reasonable efforts to ensure compliance by all tenants and subtenants, if any, in all material respects with, all applicable Environmental Laws and obtain and comply with and maintain, and undertake all reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental
Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental
Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

          (c)  Defend, indemnify and hold harmless the
Administrative Agent and the Banks and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabili-ties, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or the Properties, or any orders, requirements or demands of Governmental
Authorities related thereto, including, without limitation, attorney's and consultant's fees, investi-gation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall survive the termination of this Agreement and the payment of the Loans and the Notes and all other amounts payable hereunder.

          6.9  Additional Subsidiary Guarantees.  In
the event that any Domestic Subsidiary which is not a Guarantor shall account for more than 5% of Total
Assets at any date, take all actions necessary to cause such Domestic Subsidiary to execute and deliver a Subsidiary Guarantee within 60 days of the occurrence of such event.

            SECTION 7.  NEGATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank, any Agent or the Administrative Agent hereunder:

          7.1  Financial Condition Covenants.  The
Company shall not:

          (a) Maintenance of Indebtedness.  Permit
     Consolidated Total Debt at any time to exceed an amount equal to 55% of Consolidated Total
     Capitalization.

          (b)  Maintenance of Net Worth.  Permit
     Consolidated Net Worth at any time to be less than an amount equal to the sum of $350,000,000 plus
     40% of cumulative Consolidated Net Income for the fiscal quarter commencing October 1, 1993 and for each fiscal quarter thereafter (without subtrac-tion for any fiscal quarter during which Consolidated Net Income is a negative number).

          (c)  Interest Coverage.  Permit for any
     period of four consecutive fiscal quarters at any time the ratio of Adjusted Consolidated EBITDA to Consolidated Cash Interest Expense to be less than
     3.0 to 1.0.

          7.2  Limitation on Indebtedness of Domestic
Subsidiaries. The Company shall not permit any of its Domestic Subsidiaries to, and the Domestic Subsidiaries shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (a)
Indebtedness in an aggregate amount not to exceed 10% of Consolidated Net Worth and (b) any Intercompany
Indebtedness.

          7.3  Limitation on Liens.  The Company shall
not, and shall not permit any of its Domestic Subsidi-aries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Domestic Subsidiaries, as the case may be, in conformity with GAAP;

          (b)  carriers', warehousemen's, mechanics',
     materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c)  pledges or deposits in connection with
     workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d)  deposits to secure the performance of
     bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obliga-tions of a like nature incurred in the ordinary course of business;

          (e)  easements, rights-of-way, restrictions
     and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or material-ly interfere with the ordinary conduct of the business of the Company or such Domestic Subsidi-ary; and

          (f)  Liens (not otherwise permitted here-
     under) which secure obligations not exceeding (as to the Company and all Domestic Subsidiaries)
     $25,000,000 in aggregate amount at any time outstanding.

          7.4  Limitation on Fundamental Changes.  The
Company (a) shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets and (b) shall not, and shall not permit any of its Subsidiaries, to make any material change in its present method of conducting business, except:

          (i)  any Subsidiary may be merged or
     consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly owned Domestic Subsidiaries or Capstone; and

          (ii)  any Subsidiary may sell, lease,
     transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly owned Domestic
     Subsidiary or Capstone.

          7.5  Limitation on Restricted Payments.  The
Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defea-defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company, any Subordinated Indebtedness or any warrants or options or rights to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obli-gations of the Company or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Pay-ments"), except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may declare and make Restricted
Payments in a cumulative aggregate amount from the date of this Agreement not exceeding $20,000,000 plus 30% of cumulative Consolidated Net Income from and including
October 1, 1993.

          7.6  Limitation on Negative Pledge Clauses.
The Company shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly enter into with any Person other than the Banks pursuant hereto any agreement, other than (a) this Agreement,
(b) the Capitalization Documents and (c) any industrial revenue bonds, purchase money mortgages or Financing
Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Company or any of its Domestic Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

          7.7  Limitation on Optional Payments;
Modifications of Debt Instruments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Subordinated
Indebtedness except for repurchases of Subordinated
Indebtedness permitted by subsection 7.5 or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Subordinated Indebtedness or any agreement which sets forth the terms of any Subordinated Indebtedness, except amendments, modifications or changes which would not (directly or indirectly) increase the amount of any payment of principal thereof, increase the interest rate or premium payable thereon, increase the amount of fees or any other amounts payable with respect thereto, shorten the scheduled amortization or average weighted life thereof, shorten the date for payment of interest thereon, shorten the final maturity thereof or modify the subordination provisions thereof.


             SECTION 8.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a)  The Company shall fail to pay any
     principal of any Note or any Reimbursement Obli-gation when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Note or any fee or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b)  Any representation or warranty made or
     deemed made by the Company or any Subsidiary herein or in any other Credit Document or which is contained in any certificate, document or finan-cial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               default in the observance or performance of any agreement contained in Section 7 and, with respect to subsections 7.2 and 7.3, such default shall continue unremedied for a period of 30 days; or

          (d)  The Company or any Subsidiary shall
     default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the Company has knowledge thereof; or

          (e) Any of the Credit Documents shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing; or

          (f)  The subordination provisions applicable
     to any Subordinated Indebtedness, for any reason, cease to be in full force and effect, or any Person shall so assert to the Company in writing and the Company shall not promptly contest such assertion; or

          (g)  The Company or any of its consolidated
     Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness
     (other than the Notes) or in the payment of any Guarantee Obligation, in either case with an outstanding principal amount in excess of $5,000,000 when due beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee
     Obligation or contained in any instrument or agreement evidencing, securing or relating there-to, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (h)  (i) The Company or any Subsidiary that
     accounts for more than 5% of Total Assets at any date shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudi-cate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undis-missed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i)  (i) Any Person shall engage in any
     "prohibited transaction" (as defined in Section
     406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable
     Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Re-portable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title
     IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
     (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer
     Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expect-ed to subject the Company to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company; or

          (j)  One or more judgments or decrees shall
     be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

               for any reason, to be in full force and effect or any Guarantor shall so assert; or

          (l)  A Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the bene-ficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative
Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstand-ing Letters of Credit shall have presented the docu-ments required thereunder)and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the Notes shall have been paid in full, the excess, if any, of the amount so paid by the Company in respect of outstanding Letters of Credit over the amount required to satisfy the Reimbursement Obliga-tions in respect thereof and all other obligations of the Company in respect thereof, shall be returned to the Company.

          Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


 SECTION 9.  THE ADMINISTRATIVE AGENT; THE AGENTS AND
                 THE COLLATERAL AGENT

          9.1  Appointment.  Each Bank hereby
irrevocably designates and appoints Chemical as the Administrative Agent of such Bank under this Agreement and the other Credit Documents, and each such Bank irrevocably authorizes Chemical, as the Administrative
Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other
Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwith-standing any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, re-sponsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit
Document or otherwise exist against the Administrative
Agent.

          9.2  Delegation of Duties.  The Administra-
tive Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3  Exculpatory Provisions.  Neither the
Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or
Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other
Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforce-ability or sufficiency of this Agreement or the Notes or any other Credit Document or for any failure of the Company to perform its obligations hereunder or there-under. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Company.

          9.4  Reliance by Administrative Agent.  The
Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, coun-sel to the Company), independent accountants and other experts selected by the Administrative Agent. The
Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative
Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concur-rence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative
Agent shall in all cases be fully protected from liability to the Banks in acting, or in refraining from acting, under this Agreement and the Notes and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

          9.5  Notice of Default.  The Administrative
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default".
In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Administrative Agent shall have received such direc-tions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          9.6  Non-Reliance on Administrative Agent and
Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative
Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative
Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit-worthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement and the other Credit Documents to which it is or will be a party. Each Bank also represents that it will, independently and without reliance upon the Admini-strative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or other-wise), prospects or creditworthiness of the Company and its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or
Affiliates.

          9.7  Indemnification.  The Banks agree to
indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do
so), ratably according to their respective Commitment
Percentages in effect on the date on which indemnifi-cation is sought under this subsection (or, if indem-nification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other
Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administra-tive Agent's gross negligence or willful misconduct.
The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

          9.8  Administrative Agent in Its Individual
Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and any of its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Bank and may exercise the same as though it were not the Admini-strative Agent, and the terms "Bank" and "Banks" shall include the Administrative Agent in its individual capacity.

          9.9  Successor Administrative Agent.  The
Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Banks; provided that any such resignation shall not be effective until a successor agent has been appointed and approved in accordance with this subsection 9.9, and such successor agent has accepted its appointment. If the Administra-tive Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative
Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

          9.10  The Agents; The Collateral Agent.  (a)
Each Bank hereby irrevocably designates and appoints
Bankers Trust and Chemical as Agents under this Agreement and the Credit Documents. Each Bank acknowledges that the Agents, in such capacity, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement or the other Credit
Documents.

          (b)  Each Bank (including each Hedging Bank)
acknowledges and confirms that Bankers Trust is Collateral Agent under the Intercreditor Agreement and in such capacity shall have such duties, responsibili-ties, liabilities, rights and indemnities as are provided for in the Intercreditor Agreement.


              SECTION 10.  MISCELLANEOUS

          10.1  Amendments and Waivers.  Neither this
Agreement, any Note or any other Credit Document, nor any terms hereof or thereof may be amended, supple-mented or modified except in accordance with the provisions of this subsection. The Majority Banks may, or, with the written consent of the Majority Banks, the Administrative Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the Notes and the other
Credit Documents for the purpose of adding any provi-sions to this Agreement, the Notes or the other Credit
Documents or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Majority
Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Credit
Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall
(a) reduce the amount or extend the scheduled date of maturity of any Note or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Bank's Commitment, in each case without the consent of each Bank affected thereby, or
(b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Banks or Majority Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Credit Documents or amend, modify or waive subsection 10.6(a), or release any Subsidiary from its Subsidiary Guarantee, or increase the Swing
Line Limit to more than $15,000,000 in the aggregate, in each case without the written consent of all the Banks, or (c) amend, modify or waive any provision of
Section 9 without the written consent of the then
Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agents, the Administrative
Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Admini-strative Agent shall be restored to their former position and rights hereunder and under the outstanding
Notes and any other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          10.2  Notices.  All notices, requests and
demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when deliv-ered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

    The Company:         Arrow Electronics, Inc.
                         25 Hub Drive
                         Melville, New York  11747
                         Attention:  Robert E. Klatell
                         Telecopy:  (516) 391-1683

    The Administrative
      Agent:             Chemical Bank
                         270 Park Avenue
                         New York, New York  10017
                         Attention: W. Marc Lane
                         Telecopy: (212) 972-9073

    The Collateral
      Agent:             As provided in the
                         Intercreditor Agreement

; provided that any notice, request or demand to or upon the Administrative Agent or the Banks pursuant to subsection 2.3, 2.6, 2.9, 2.10, 2.11 or 2.16 shall not be effective until received.

          10.3  No Waiver; Cumulative Remedies.  No
failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privi-lege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4  Survival of Representations and
Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

          10.5  Payment of Expenses and Taxes.  The
Company agrees (a) to pay or reimburse the Admini-strative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the trans-actions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Bank and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Credit Documents and any such other documents upon the occurrence of an Event of Default, including, without limitation, the fees and disbursements of counsel to the Administrative
Agent and to the several Banks, and (c) to pay, indem-nify, and hold each Bank and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applica-ble to the operations of the Company, any of its Subsidiaries or any of the Properties (it being understood that costs and expenses incurred in connection with the enforcement or preservation of rights under this Agreement, the Notes and the other
Credit Documents shall be paid or reimbursed in accordance with clause (b) above rather than this clause (d)) (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Company shall have no obligation hereunder to the Agent or any Bank with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Bank or (ii) legal proceedings commenced against the Administrative Agent or any such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Any payments required to be made by the Company under this sub-
section 10.5 shall be made within 30 days of the demand therefor. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

          10.6  Successors and Assigns; Participations
and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          (b)  Any Bank may, in the ordinary course of
its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other
Credit Documents. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the perfor-mance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the other Credit Documents, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obliga-tions under this Agreement and the other Credit Docu-ments. The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Bank hereunder. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.18, 2.19, 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Bank;
provided that, in the case of subsection 2.19, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred. Each participating interest under this Agreement sold by a Bank to a Participant after the Closing Date shall be under terms providing that such Participant's rights to consent or withhold consent in respect of actions by such selling Bank under this Agreement shall be limited to such actions that, pursuant to subsection 10.1, require the consent of all the Banks.

          (c)  Any Bank may, in the ordinary course of
its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Bank or any affiliate thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld), to an additional bank or financial institutions ("an Assignee") all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H, executed by such Assignee, such assigning Bank (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, de-livery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obliga-tions of a Bank hereunder with a Commitment as set forth therein, and (y) the assigning Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto).

          (d)  The Administrative Agent shall maintain
at its address referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Regis-ter as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e)  Upon its receipt of an Assignment and
Acceptance executed by an assigning Bank and an Assignee (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Admini-strative Agent) together with payment to the Admini-strative Agent of a registration and processing fee of $2,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company. On or prior to such effective date, the Company, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note or Swing Line Note of the assigning Bank) a new Revolving Credit Note or Swing
Line Note, as the case may be, to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date or the Termination Date, as the case may be, and shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by an assigning Bank shall be returned by the Administrative
Agent to the Company marked "cancelled". If prior to such assignment the assigning Bank holds a Swing Line
Loan Participation Certificate, then the Administrative
Agent shall notify the Swing Line Banks of the proposed purchase. On the effective date of such purchase, the Swing Line Banks shall deliver to the Administrative
Agent, for delivery to the Assignee upon the Admini-strative Agent's receipt of the assigning Bank's Swing
Line Loan Participation Certificate, a Swing Line Loan
Participation Certificate dated the date of the Certificate surrendered by the assigning Bank and in the same Swing Line Participation Amount as the surrendered Certificate. The Administrative Agent shall return such surrendered Certificate to the Swing
Line Banks.

          (f)  The Company authorizes each Bank to
disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its Affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its Affiliates prior to becoming a party to this Agreement so long as each such prospective
Transferee shall execute a confidentiality agreement containing provisions substantially similar to the provisions contained in the next succeeding sentences of this paragraph (f). The Administrative Agent and each Bank shall hold nonpublic information obtained pursuant to the requirements of this Agreement other than information (i) that is, or generally becomes, available to the public, (ii) that was or becomes available to the Administrative Agent or any Bank on a nonconfidential basis or (iii) that becomes available to the Administrative Agent or any Bank from a Person or other source that is not, to the best knowledge of the Administrative Agent or such Bank, as the case may be, otherwise bound by a confidentiality obligation to the Company, in accordance with its customary proce-dures for treatment of confidential information and in accordance with safe and sound banking practices and in any event, may make disclosure reasonably required by any Governmental Authority or representative thereof pursuant to legal process or as otherwise required by law, order or regulation. Unless specifically prohi-bited by applicable law, regulation, rule or court order, the Administrative Agent and each Bank shall notify the Company of any request by any Governmental
Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Bank by such Governmental Authority) for disclosure of such information by the Administrative Agent or such Bank so that any of them may seek an appropriate protective order. Except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, neither the Administrative
Agent nor any Bank shall be obligated or required to return any materials furnished by the Company. Nothing in this paragraph (f) shall prohibit the Administrative
Agent or any Bank from disclosing nonpublic information to its examiners, regulators and professional advisors.

          (g)  If, pursuant to this subsection, any
interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative
Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent or the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) two copies of each of (x) either United States Internal Revenue
Service Form 4224 or United States Internal Revenue
Service Form 1001 or successor applicable form, as the case may be (wherein such Transferee claims entitlement to complete exemption from United States federal withholding tax on all payments hereunder), and (y) either United States Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be (wherein such Transferee claims entitlement to complete exemption from United States federal backup withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the transferor Bank, the Administrative
Agent and the Company) to provide the transferor Bank
(and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) a new Form 4224, Form 1001, Form W-8 or Form W-9 or successor applicable form, as the case may be, duly executed and completed by such Transferee, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event (including, with-out limitation, a change in such Transferee's lending office) requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent in accordance with applicable
United States laws and regulations and amendments and to comply from time to time with all applicable United
States laws and regulations with regard to such withholding tax exemption.

          (h)  Nothing herein shall prohibit any Bank
from pledging or assigning any Note to any Federal
Reserve Bank in accordance with applicable law.

          10.7  Adjustments; Set-off.  (a)  If any Bank
(a "benefitted Bank") shall at any time receive any payment of all or part of its Loans or the Reimburse-ment Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 8(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank's
Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank's Loan or the Reimbursement Obligations owing to it, or shall provide such other Banks with the benefits of any such collat-eral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Loan may exer-cise all rights of payment (including, without limita-tion, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

          (b)  In addition to any rights and remedies
of the Banks provided by law, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under the Notes or the other Credit Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Company. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          10.8  Counterparts.  This Agreement may be
executed by one or more of the parties to this Agreement on any number of separate counterparts
(including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

          10.9  Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unen-forceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10  Integration.  This Agreement and the
other Credit Documents represent the agreement of the Company, the Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

          10.11  GOVERNING LAW.  THIS AGREEMENT AND THE
NOTES AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE
NOTES AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED
BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH,
THE LAW OF THE STATE OF NEW YORK.

          10.12  Submission To Jurisdiction; Waivers.
The Company hereby irrevocably and unconditionally:

          (a)  submits for itself and its property in
     any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United
     States of America for the Southern District of New York, and appellate courts from any thereof;

          (b)  consents that any such action or
     proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceed-ing was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)  agrees that service of process in any
     such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)  agrees that nothing herein shall affect
     the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)  waives, to the maximum extent not pro-
     hibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          10.13  Acknowledgements.  The Company hereby
acknowledges that:

          (a)  it has been advised by counsel in the
     negotiation, execution and delivery of this Agreement and the Notes and the other Credit
     Documents;

          (b)  none of the Agents, the Administrative
     Agent, the Collateral Agent or any Bank has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agree-ment or any of the other Credit Documents, and the relationship between the Agents, the Administra-tive Agent, the Collateral Agent and the Banks, on one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Company and the Banks.

          10.14  WAIVERS OF JURY TRIAL.  THE COMPANY,
THE AGENTS, THE ADMINISTRATIVE AGENT, THE COLLATERAL
AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDI-
TIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR
PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR
ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM
THEREIN.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ARROW ELECTRONICS, INC.


By:  /s/ Robert E. Klatell
   Title:  Senior Vice President


CHEMICAL BANK,
  as Administrative Agent, as Agent
  and as a Bank


By:  /s/ Robert K. Gaynor
   Title:  Vice President


BANKERS TRUST COMPANY, as Agent, as
  Collateral Agent and as a Bank


By:  /s/ June C. George
   Title:  Vice President


ABN AMRO BANK N.V.


By:  /s/ William J. Van Nostrand
   Title:  Vice President


BANK HAPOALIM, B.M.


By:  /s/ Conrad Wagner/Laura Raffa
   Title:  Vice Pres./Vice Pres.


BANK OF MONTREAL


By:  /s/ Rene Encarnacion
   Title:  Director





THE BANK OF NEW YORK


By:  /s/ Gianni W. Sellers
   Title:  Vice President


BHF--BANK


By:  /s/ Ellen Dooley
   Title:  Vice President

  By:  /s/ Linda Pace
     Title:  Asst. Vice President


CREDIT LYONNAIS CAYMAN ISLAND
  BRANCH


By:  /s/ Mark Campellone
   Title:  Authorized Signature


CREDIT LYONNAIS NEW YORK
  BRANCH


By:  /s/ Mark Campellone
   Title:  Vice President


THE FIRST NATIONAL BANK OF BOSTON


By:  /s/ George Hibbard
   Title:  Vice President


THE FIRST NATIONAL BANK OF CHICAGO


By:  /s/ James W. Peterson
   Title:  Vice President


THE LONG-TERM CREDIT BANK OF JAPAN,
  LIMITED, NEW YORK BRANCH


By:  /s/ Jay Shankar
   Title:  Vice President


NATIONAL WESTMINSTER BANK USA


By:  /s/ Stephen Ramerini
   Title:  Vice President


NATIONSBANK OF NORTH CAROLINA, N.A.


By:  /s/ Scott A. Jackson
   Title:  Vice President


THE NIPPON CREDIT BANK, LTD., NEW
  YORK BRANCH


By:  /s/ Tozo Satoh
   Title:  Deputy General Manager


PNC BANK, NATIONAL ASSOCIATION


By:  /s/ Sarah McClintock
   Title:  Vice President


SHAWMUT BANK, N.A.


By:  /s/ Olaperi Onipede
   Title:  Vice President


UNITED JERSEY BANK


By:  /s/ Bruce A. Gray
   Title:  Vice President